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                                                                    EXHIBIT 99.2

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors

E. I. du Pont de Nemours and Company

1007 Market Street

Wilmington, Delaware 19898

Members of the Board:

    We hereby consent to the inclusion of our opinion letter to the Board of Directors of E. I. du Pont de Nemours and Company ("DuPont") as Appendix C to the Proxy Statement/Prospectus of DuPont and Pioneer Hi-Bred International, Inc. ("Pioneer") relating to the proposed merger transaction involving DuPont and Pioneer and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors for DuPont" and "SPECIAL FACTORS -- Opinions of Financial Advisors for DuPont." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                  By: /s/ Credit Suisse First Boston Corporation
                                     CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York

August 19, 1999